SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Second Amendment”) made this 24th day of May, 2005 by and between ACURA PHARMACEUTICALS, INC., a New York corporation, formerly known as Halsey Drug Co., Inc. (the “Corporation”), with offices at 616 N. North Court, Suite 120, Palatine, Illinois 60067 and ANDREW D. REDDICK, residing at 297 North Cote Circle, Exton, Pennsylvania 19341 (the “Employee”).

RECITALS

A.
The Corporation and the Employee executed an employment agreement dated as of August 26, 2003, which agreement was amended by an Amendment to Executive Employment Agreement between the Employee and the Corporation, dated May 27, 2004 (as so amended, the “Employment Agreement”).

B.
Pursuant to Section 2 of the Employment Agreement, the term of Employee’s employment under the Agreement is automatically extended for successive one (1) year periods, unless notice of non-renewal from either the Employee or the Corporation is received no later than (90) days prior to the expiration of the Initial Term and each Renewal Period (as defined in the Employment Agreement”).

C.	The Corporation and the Employee now desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1.  Section 2 of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

   “2. Term of Employment. The term of the Employee's employment under this Agreement shall commence on the date of this Agreement and shall expire two (2) years from the date hereof (the "Initial Term"), unless sooner terminated pursuant to Section 7 of this Agreement; provided, however, that the Employee’s term of employment hereunder shall automatically be extended for successive one (1) year periods (each, a "Renewal Period" and together with the Initial Term, the "Term"), unless either the Corporation or the Employee provides written notice of non-renewal of the Employee's employment with the Corporation (i) thirty (30) days prior to the expiration of the Initial Term or (ii) ninety (90) days prior to the expiration of any Renewal Period.”

2.  The Corporation shall reimburse the Employee, on or before thirty (30) days following the date of execution of this Second Amendment, for the reasonable legal fees and expenses incurred by the Employee for review and negotiation of this Second Amendment and for review and analysis of the Employee’s stock option arrangements and certain related matters.

3.  Except as expressly amended by this Second Amendment, the Employment Agreement remains unmodified and in full force and effect. Capitalized terms used herein shall have the same meaning as in the Employment Agreement unless otherwise defined herein. This Second Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

4.  This Second Amendment may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

ATTEST:		ACURA PHARMACEUTICALS, INC.

	By:	/s/ Peter A. Clemens
Peter A. Clemens,
Senior Vice President and Chief Financial Officer

WITNESS:		EMPLOYEE

	By:	/s/ Andrew D. Reddick
Andrew D. Reddick